                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
[X]  Definitive proxy statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) OR Rule 14a-12

                              SPEEDFAM-IPEC, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              SPEEDFAM-IPEC, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226

                            ------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999

                            ------------------------

     The annual meeting of shareholders of SpeedFam-IPEC, Inc., an Illinois corporation, will be held at the company's corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226 on Friday, October 15, 1999, at 11:00 a.m., local time, for the following purposes as described in the attached proxy statement:

          1.  To elect a board of nine directors;

          2. To amend the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc. to increase the initial automatic option grant to eligible directors from an option to purchase 5,000 shares of SpeedFam-IPEC, Inc. common stock to an option to purchase 15,000 shares; and

          3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     Shareholders of record of the company at the close of business on September 1, 1999, will be entitled to notice of and to vote at the meeting. A copy of the company's 1999 annual report, which includes audited financial statements, is enclosed. The officers and directors of the company cordially invite you to attend the annual meeting.

                                          By Order of the Board of Directors,

                                          /s/ Richard J. Faubert
                                          Richard J. Faubert
                                          President and Chief Executive Officer

September 14, 1999

                                   IMPORTANT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.

                              SPEEDFAM-IPEC, INC.
                             305 NORTH 54TH STREET
                            CHANDLER, ARIZONA 85226

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished to the shareholders of SpeedFam-IPEC, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the company's annual meeting of shareholders to be held on October 15, 1999.

     Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the company, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or at any adjournment thereof.

     The cost of soliciting proxies will be borne by the company. In addition to solicitation by mail, officers and employees of the company may solicit proxies by telephone or in person. The company may also reimburse brokers, banks, nominees, and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the common stock.

     This proxy statement and form of proxy were first mailed to shareholders on or about September 14, 1999.

VOTING

     Shareholders of record on the books of the company at the close of business on September 1, 1999, will be entitled to notice of and to vote at the meeting. A list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the company's corporate headquarters, 305 North 54th Street, Chandler, Arizona 85226. On September 1, 1999, 29,417,846 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on each matter submitted to a vote at the meeting.

     The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR the election of all of the nominees as directors of the company and FOR the proposal to amend the 1995 Stock Plan. In the event any nominee for director shall be unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominee. If any matters are to be presented at the annual meeting other than the matters referred to in this proxy statement, the shares represented by proxies will be voted in the discretion of the proxy holders.

     The company's bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention and a broker non-vote will have the same effect as a vote "against" the proposal. The nine nominees for director who receive the most votes will be elected. With respect to the proposal to amend the 1995 Stock Plan, the affirmative vote of the holders of a majority of the shares of the company's common stock present or represented and voting at the annual meeting will be required to approve such proposal.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Directors are to be elected at the annual meeting to serve terms of one year or until their respective successors have been elected. The nominees for director, all of whom are now serving as directors of the company, are listed below together with certain biographical information. Certain of the following directors were appointed directors of the company upon the consummation of the merger of SpeedFam International, Inc. and Integrated Process Equipment Corp., or IPEC. The merger was consummated on April 6, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AS DIRECTORS.

     James N. Farley (70) has been a director of the company since 1961. He currently serves as Co-Chairman of the Board, a position he has held since April 1999. He was appointed Chairman and Chief Executive Officer by the Board of Directors in 1993 and served in both capacities until May 1997. Mr. Farley had been President of the company from 1967 to 1993. Prior to that, he was Vice President of Sales and had served as Business Manager since 1960. Mr. Farley also serves on the Board of Directors of three privately-held companies.

     Sanjeev R. Chitre (45) was named Co-Chairman of the Board and director of the company in April 1999. Mr. Chitre has been the Chief Executive Officer of AvantCom Network, Inc., a provider of Internet-based electronic commerce solutions to capital-intensive industries, since January 1999. Previously, he founded IPEC and was its Chairman of the Board from 1989 to April 1999. He was IPEC's Chief Executive Officer from October 1989 to August 1997. Mr. Chitre was Vice President of marketing and sales of Superwave Technology, Inc., a manufacturer of automated in-line systems for the semiconductor industry, from 1984 through 1989.

     Richard J. Faubert (52) has been a director of the company since 1998. Mr. Faubert has served as its President and Chief Executive Officer since October 1998. He joined the company after seven years with Tektronix, Inc., where, from 1994 until 1998, he served as Vice President and General Manager of the TV/Comm Business Unit. Mr. Faubert also serves on the Board of Directors of RadiSys Corporation, a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and SEMI/SEMATECH, a nonprofit consortium whose members are suppliers to the global semiconductor manufacturing industry.

     Makoto Kouzuma (60) has been a director of the company since 1982. He was appointed Chief Executive Officer by the Board of Directors in May 1997 and served in that capacity until October 1998. In 1993, Mr. Kouzuma was named President and Chief Operating Officer of the company and served in both capacities until October 1998. He was Executive Vice President of the company and had the additional post of President of SpeedFam Corporation from 1990 to 1993. He is also Executive Vice President and General Manager of SpeedFam Co., Ltd., the company's joint venture in the Far East (the "Far East Joint Venture"). Mr. Kouzuma is currently responsible for the day to day operations of the Far East Joint Venture, and has been since 1971. Mr. Kouzuma joined the company in 1969 to open a Japanese liaison office.

     Neil R. Bonke (57) has been a director since 1996. He has been a director of Electroglas, Inc., a capital equipment supplier to the semiconductor device market and a public company subject to the reporting requirements of the Exchange Act, since April 1993. Mr. Bonke was the Chairman of the Board of Electroglas, Inc. from April 1993 to July 1997 and its Chief Executive Officer from April 1993 until April 1996. He also serves on the Board of Directors of Sanmina Corp. and FSI International Inc. Electroglas, Inc., Sanmina Corp. and FSI International Inc., each a public company, are subject to the reporting requirements of the Exchange Act. Mr. Bonke was a Group Vice President of General Signal and President of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993.

     Richard S. Hill (47) has been a director of the company since 1997. He has been the Chief Executive Officer and a director of Novellus Systems, Inc., a capital equipment supplier to the semiconductor device market and a public company subject to the reporting requirements of the Exchange Act, since 1993. In

May 1996, he was named Chairman of the Board of Novellus Systems, Inc. From 1981 to August 1993, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held positions as President of the Tektronix Development company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation.

     Roger D. McDaniel (60) was named a director of the company in April 1999. Mr. McDaniel was President and Chief Executive Officer of IPEC from 1997 to April 1999. He was a Director of IPEC from August 1996 to April 1999. From 1989 to August 1996, Mr. McDaniel was the Chief Executive Officer of MEMC, a silicon wafer producer, and he served as a director of MEMC from April 1989 to March 1997. Mr. McDaniel is a director of Veeco Instruments, Inc. He is a director and past Chairman of the Semiconductor Equipment and Materials Institute ("SEMI"), an international industry association of material and equipment manufacturers which serves the semiconductor industry.

     William J. Freschi (59) was named a director of the company in April 1999. Mr. Freschi was a Director of IPEC from September 1992 to April 1999. Mr. Freschi is Chairman of the Board of TransData International, Inc. and Managing Partner of J&B Ventures. Previously, he was a principal of the investment banking firm of BT Alex. Brown Incorporated. Mr. Freschi was founder and Chief Executive Officer of TCMS, a data processing services company sold to Chase Manhattan Bank, and a certified public accountant with the consulting division of KPMG LLP.

     Kenneth Levy (57) was named a director of the company in April 1999. Mr. Levy was a director of IPEC from May 1995 to April 1999. He has been Chief Executive Officer of KLA-Tencor Corporation, a semiconductor manufacturing instrumentation company and a public company subject the reporting requirements of the Exchange Act, since July 1998. He also serves on its Board of Directors. From April 1997 to July 1998, Mr. Levy served as Chairman of the Board of Directors of KLA Instruments Corporation. From 1974 to April 1997, Mr. Levy served as the Chief Executive Officer of KLA Instruments Corporation. Mr. Levy is a director of Ultratech Stepper, Inc., a company subject to the reporting requirements of the Exchange Act. Mr. Levy also serves as a director emeritus of SEMI.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

     The Board of Directors currently consists of nine persons. The company's non-employee directors each receive an annual retainer of $11,000, plus a fee of $1,000 for each Board meeting and $500 for each committee meeting they attend. In addition, each non-employee director annually receives an option to purchase 5,000 shares of common stock pursuant to the 1995 Stock Plan. As described in the disclosure set forth under "Proposal No. 2," the company is requesting that shareholders approve an amendment to the 1995 Stock Plan increasing the initial grant to 15,000 shares. Ongoing annual automatic grants will not change from an annual option of 5,000 shares to each non-employee director. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The compensation committee consists of Messrs. Bonke, Hill and Levy, with Mr. Bonke serving as chairman of the committee. The duties of the compensation committee are to provide a general review of the company's compensation and benefit plans to ensure that they meet corporate objectives. The compensation committee (i) determines compensation for all officers of the company, (ii) grants awards to officers under the company's compensation and benefit plans and
(iii) adopts major company compensation policies and practices. The compensation committee met 5 times during fiscal 1999.

     The audit committee currently consists of Messrs. Bonke, Freschi and McDaniel, with Mr. McDaniel serving as chairman of the committee. The audit committee makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fees payable to the independent auditors and reviews audit results. The audit committee met 2 times during fiscal 1999.

     The Board of Directors held 7 meetings during fiscal 1999. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served for the period during which each served as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Farley and Kouzuma are entitled to certain amounts from the Far East Joint Venture consisting of salaries, directors' fees and bonuses, as well as dividends on their individual holdings of stock in certain of the joint venture's subsidiaries. All amounts payable to Mr. Farley from the Far East Joint Venture are paid directly to the company. During the Far East Joint Venture's fiscal years ended April 30, 1999, 1998 and 1997, such payments totaled approximately Y17.7 million ($139,093), Y19.5 million ($157,279) and Y20.4 million ($177,352) respectively.

     Pursuant to an agreement with the Far East Joint Venture, effective as of June 1, 1998, the company is solely responsible for compensating Mr. Kouzuma. In lieu of director's fees, salary and bonus paid directly to Mr. Kouzuma for services rendered with respect to the Far East Joint Venture, the Far East Joint Venture pays an annual amount directly to the company for the use of Mr. Kouzuma's services. For the Far East Joint Venture's fiscal year ended April 30, 1999, Mr. Kouzuma was compensated by the company as described under "Compensation of Executive Officers." The Far East Joint Venture paid $237,675 to the company for the use of Mr. Kouzuma's services in fiscal 1999. During the Far East Joint Venture's fiscal year ended April 30, 1998 and 1997, Mr. Kouzuma received an aggregate of approximately Y40.6 million ($326,904) and Y42.1 million ($365,651), respectively, directly from the Far East Joint Venture.

     Both Messrs. Farley and Kouzuma serve as directors of the Far East Joint Venture. In addition, both serve as directors of SpeedFam-IPEC Clean Systems Co., Ltd., a majority owned subsidiary of the joint venture. Mr. Kouzuma also serves as President of SpeedFam-IPEC Clean Systems Co., Ltd. In addition, each of Messrs. Farley and Kouzuma own 5% of the outstanding capital stock of SpeedFam-IPEC Clean Systems Co., Ltd. Messrs. Farley and Kouzuma also serve as directors of Met-Coil Ltd., the joint venture's 50%-owned joint venture. Mr. Kouzuma owns 10.62% of the outstanding capital stock of Saku Seiki Co., Ltd., a majority owned subsidiary of the Far East Joint Venture, and serves as a director of Saku Seiki Co., Ltd. Messrs. Farley and Kouzuma also serve as directors of several wholly owned subsidiaries of the Far East Joint Venture, namely SpeedFam-IPEC Korea Ltd., SpeedFam-IPEC Taiwan Limited, SpeedFam-IPEC India (Pvt.) Ltd. and SpeedFam-IPEC (S.E.A.) Pte. Ltd. in Singapore.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors and officers to file reports of ownership and changes in ownership of the company's common stock with the Securities and Exchange Commission. The company is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers in fiscal 1999. Under the Section 16(a) rules and subject to certain exceptions, directors and executive officers are required to file a Form 4 on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred. None of the company's directors or executive officers were delinquent in their filing of reports during fiscal 1999.

                 OWNERSHIP OF SPEEDFAM-IPEC, INC. COMMON STOCK

     The following table sets forth certain information known to the company with respect to beneficial ownership of the company's common stock as of September 1, 1999 by (i) each shareholder who is known by the company to own beneficially more than 5% of the common stock, (ii) each of the company's directors, (iii) each named executive officer (as defined herein) and (iv) all directors and executive officers of the company as a group. Except as otherwise indicated, the company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Information with respect to Capital Guardian Trust Company, FMR Corporation, ESQF Advisors, Inc. and State of Wisconsin Investment Board is based solely on each such entity's respective public filings made with the Securities and Exchange Commission.

                                                              BENEFICIAL OWNERSHIP
                                                              --------------------
NAME AND ADDRESS                                               NUMBER      PERCENT
----------------                                              ---------    -------
Capital Guardian Trust Company..............................  2,056,627      7.0%
  333 South Hope Street
  Los Angeles, California 90071
FMR Corporation.............................................  1,859,260      6.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
EQSF Advisors, Inc..........................................  1,840,300      6.3%
  767 Third Avenue
  New York, New York 10017
State of Wisconsin Investment Board.........................  1,612,140      5.5%
  121 East Wilson Street
  Madison, Wisconsin 53707
James N. Farley(1)..........................................  1,812,602      6.1%
Makoto Kouzuma(2)...........................................    802,677      2.7%
Sanjeev R. Chitre(3)........................................    647,875      2.2%
Richard J. Faubert(4).......................................     65,000        *
Ralph D. Hartung(5).........................................     15,620        *
Roger K. Marach(6)..........................................    119,856        *
Robert R. Smith(7)..........................................    110,493        *
Neil R. Bonke(8)............................................     10,500        *
Richard S. Hill(9)..........................................      3,036        *
Roger D. McDaniel(10).......................................    376,300      1.3%
William J. Freschi(11)......................................     91,577        *
Kenneth Levy(12)............................................     47,037        *
All directors and executive officers as a group (12
  persons)(13)..............................................  3,982,717     13.0%

---------------
  *  Less than one percent.

 (1) All shares directly owned by Mr. Farley are held in the James N. Farley Trust, of which Mr. Farley acts as sole trustee. Includes 627,070 shares beneficially owned by Mr. Farley's spouse. Excludes (i) 740,480 shares held in the Makoto Kouzuma Trust, a revocable trust, of which Mr. Farley serves as co-trustee, and (ii) 121,380 shares owned by the SpeedFam-IPEC, Inc. Employees Profit Sharing Trust, of which Mr. Farley acts as co-trustee. Mr. Farley disclaims beneficial ownership of shares referred to in (i) and (ii) above. Also excludes 99,720 shares held by the James N. and Nancy J. Farley Foundation.

 (2) Of such shares, 740,480 are held in the Makoto Kouzuma Trust, a revocable trust. Mr. Farley acts as co-trustee of such trust and shares voting and dispositive power over shares held in the trust with the other co-trustee. The Makoto Kouzuma Trust may be voluntarily terminated by Mr. Kouzuma at any time. Includes 62,197 shares subject to issuance to Mr. Kouzuma upon the exercise of certain stock options.

 (3) All such shares are subject to issuance to Mr. Chitre upon the exercise of certain stock options. Excludes 106,764 shares held by the Avantika Sanjeev Chitre Irrevocable Trust. Neither Mr. Chitre nor his wife has a beneficial interest in such shares. Bruce W. McRoy, the trustee, holds sole voting and investment power in the shares. The beneficiary of the trust is Mr. Chitre's daughter.

 (4) Includes 60,000 shares subject to issuance to Mr. Faubert upon the exercise of certain stock options.

 (5) All such shares are subject to issuance to Mr. Hartung upon the exercise of certain stock options.

 (6) Excludes 121,380 shares owned by the SpeedFam-IPEC, Inc. Employees Profit Sharing Trust of which Mr. Marach serves as co-trustee. Mr. Marach disclaims beneficial ownership of such shares. Includes

     70,914 shares subject to issuance to Mr. Marach upon the exercise of certain stock options. Mr. Marach resigned from the company effective July 31, 1999.

 (7) Includes 11,120 shares beneficially owned by Mr. Smith's spouse. Also includes 66,342 shares subject to issuance to Mr. Smith upon the exercise of certain stock options.

 (8) Includes 6,000 shares subject to issuance to Mr. Bonke upon the exercise of certain stock options.

 (9) Includes 3,000 shares subject to issuance to Mr. Hill upon the exercise of certain stock options.

(10) Includes 340,800 shares subject to issuance to Mr. McDaniel upon the exercise of certain stock options.

(11) Includes 85,200 shares subject to issuance to Mr. Freschi upon the exercise of certain stock options.

(12) All such shares are subject to issuance to Mr. Levy upon the exercise of certain stock options.

(13) Mr. J. Michael Dodson, appointed chief financial officer of the company, effective August 9, 1999, does not own any shares of the company.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table shows the compensation awarded or paid by the company to the Co-Chairmen of the Board, the 2 individuals who served as Chief Executive Officer at different times during fiscal year 1999, the Chief Financial Officer, the Chief Operating Officer and the Managing Director of SpeedFam Limited (the "named executive officers") of the company during the fiscal years ended May 31, 1999, 1998 and 1997:

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                                SECURITIES
                                                                                UNDERLYING
                             FISCAL    ANNUAL    COMPENSATION   OTHER ANNUAL     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY       BONUS       COMPENSATION    (# SHARES)    COMPENSATION(1)
---------------------------  ------   --------   ------------   ------------   ------------   ---------------
James N. Farley(2)........     1999   $243,000     $     --       $13,754             --         $857,700
  Current Co-Chairman          1998    278,500      167,100        13,754             --            5,088
  of the Board;                1997    250,000      162,500        13,754             --            1,481
  Former Chairman of the
  Board (1993 -- April
  1999)
Sanjeev R. Chitre(2)(3)...     1999   $379,820     $ 74,065       $ 9,000         42,600         $750,534
  Co-Chairman of the           1998    383,088       71,667            --             --               --
  Board                        1997    385,592       67,000            --             --               --
Richard J. Faubert(4).....     1999   $243,077     $250,000            --        300,000               --
  President and Chief
  Executive Officer
Makoto Kouzuma(5).........     1999   $590,489     $     --       $13,754             --         $  5,352
  Executive Vice               1998    368,400      128,940        13,754         40,000            3,770
  President and General        1997    247,509      162,500        13,754         21,300            2,335
  Manager of SpeedFam Co.,
  Ltd.;
  Former President and
  Chief Executive Officer
  (1997 -- October 1998)
Ralph D. Hartung(3).......     1999   $208,534     $ 88,993       $ 5,200         31,240         $  3,055
  Chief Operating Officer
Roger K. Marach(6)........     1999   $196,538     $     --       $ 6,838             --         $  4,646
  Treasurer and                1998    180,000       90,000         6,838         13,000            5,088
  Chief Financial Officer      1997    154,615       97,500         6,838          9,300            2,134
Robert R. Smith...........     1999   $168,654     $ 82,461       $24,681             --         $  1,193
  Managing Director --         1998    159,748       79,870        22,261          9,000            1,652
  SpeedFam Limited             1997    155,592       51,984        24,128          5,100            1,681

---------------
(1) Consists of the company's matching contribution to the company's 401(k) Plan and, for fiscal 1999, 1998 and 1997, payments of life insurance premiums in the following respective amounts: $240, $288 and $211 for Mr. Farley, $225, $288 and $535 for Mr. Kouzuma, $210, $288 and $334 for Mr. Marach and $1,193, $1,652 and $1,681 for Mr. Smith. For fiscal 1999 only, consists of severance-related payments of $854,200 and $747,157 for Messrs. Farley and Chitre, respectively.

(2) Effective June 1, 1999, Messrs. Farley and Chitre were no longer employees of the company.

(3) Messrs. Chitre and Hartung became officers of the company in April 1999 following the SpeedFam-IPEC merger. Previously, Messrs. Chitre and Hartung served as executive officers of IPEC. The compensation information set forth in this proxy statement for Mr. Chitre reflects certain amounts which were paid during the period prior to the merger when IPEC was an independent, publicly traded company. Mr. Hartung began employment with IPEC in August 1998.

(4) Mr. Faubert began employment with the company in October 1998.

(5) During the Far East Joint Venture's fiscal year ended April 30, 1998 and 1997, Mr. Kouzuma received an aggregate of approximately $326,904 and $365,651, respectively, directly from the Far East Joint Venture. All amounts in U.S. dollars above are based upon the average annual yen/dollar exchange rate for the subject year. See "Certain Relationships."

(6) Mr. Marach resigned from the company effective July 31, 1999.

EMPLOYMENT/CONSULTING AGREEMENTS

     Executive Officers. The company has entered into employment agreements with Messrs. Faubert and Hartung. J. Michael Dodson, who was appointed chief financial officer of the company effective August 9, 1999, also has entered into an employment agreement with the company. The material terms of each of these employment agreements is as follows:

     The material terms of Mr. Faubert's agreement are as follows:

     - initial term of employment as president and chief executive officer to end on May 31, 2000, but with automatic 1-year extensions.

     - base annual salary of $400,000, plus performance-based bonuses.

     - options to purchase 300,000 shares of the common stock of the company (exercise price = $9.50 per share).

     - 2-year non-compete agreement after termination of the agreement.

     - severance payment of 1 year salary, plus bonus, if terminated without cause.

     - change of control provision providing for 2 times base salary, plus bonus, and immediate vesting of all options if terminated without cause during 1-year period following change of control.

     The material terms of Mr. Hartung's agreement are as follows:

     - initial term of employment as chief operating officer and president of the CMP Group to end on May 31, 2000, but with automatic 1-year extensions.

     - base annual salary of $300,000, plus performance-based bonuses.

     - 2-year non-compete agreement after termination of the agreement.

     - severance payment of 1 year salary, plus bonus, if terminated without cause.

     The material terms of Mr. Dodson's agreement are as follows:

     - initial term of employment as chief financial office to end on May 31, 2000, but with automatic 1-year extensions.

     - base annual salary of $200,000, plus performance-based bonuses.

     - 2-year non-compete agreement after termination of the agreement.

     - severance payment of 1 year salary, plus bonus, if terminated without cause.

     - change of control provision providing for 2 times base salary, plus bonus, and immediate vesting of all options if terminated without cause during 1-year period following change of control.

     Directors. The company has entered into consulting agreements with Messrs. Farley and Chitre, both non-employee directors.

     The material terms of Mr. Farley's agreement are as follows:

     - lump sum payment of $854,200 pursuant to the change of control provisions of Mr. Farley's employment agreement, the term of which ended May 31, 1999. See "-- Summary Compensation Table."

     - initial term of consulting agreement to end on May 31, 2002, but with 2 automatic 1-year extensions.

     - annual fee of $100,000 for consulting services.

     The material terms of Mr. Chitre's agreement are as follows:

     - lump sum payment of $614,157 in connection with a severance agreement. See "-- Summary Compensation Table."

     - assignation of title to company car and condominium to Mr. Chitre (aggregate book value of approximately $143,431).

     - Mr. Chitre will provide consulting services until May 31, 2000 with no required payment of fees by the company for such services.

     Severance Payments. In addition to the severance payments discussed above with respect to Messrs. Farley and Chitre, Mr. Marach received a severance payment of $600,000 in July 1999, payable in two installments, pursuant to the change of control provisions of Mr. Marach's employment agreement, the term of which ended May 31, 1999. Mr. Marach's resignation from the company was effective July 31, 1999. See "-- Summary Compensation Table."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended May 31, 1999 to those named executive officers who received stock options. No stock appreciation rights were granted during such year to any of the named executive officers.

                                                INDIVIDUAL GRANTS
                               ---------------------------------------------------
                                             PERCENT OF                              POTENTIAL REALIZABLE VALUE
                               NUMBER OF    TOTAL OPTIONS                                 AT ASSUMED ANNUAL
                               SECURITIES    GRANTED TO                                 RATES OF APPRECIATION
                               UNDERLYING   EMPLOYEES IN    EXERCISE                     FOR OPTION TERM(6)
                                OPTIONS        FISCAL         PRICE     EXPIRATION   ---------------------------
NAME                           GRANTED(#)      YEAR(4)      ($/SH)(5)      DATE           5%            10%
----                           ----------   -------------   ---------   ----------   ------------   ------------
Sanjeev R. Chitre(1).........    42,600          5.6%        $13.56      08/06/09     $  363,187     $  920,386
Richard J. Faubert(2)........   300,000         39.6%        $ 9.50      10/08/08     $1,792,350     $4,542,166
Ralph D. Hartung(3)..........    31,240          4.1%        $11.75      10/07/08     $  230,848     $  585,015

---------------
(1) All such options become exercisable November 30, 2000. The term of the options is ten years.

(2) Options become exercisable over a five-year period with 20% vesting annually beginning May 31, 1999. The term of the options is ten years.

(3) Options become exercisable over a three-year period with 25% vesting annually beginning October 6, 1998. The term of the options is ten years.

(4) Based on an aggregate of 758,086 options granted to directors, officers and employees in fiscal 1999, including to any named executive officers.

(5) The exercise price per share of each option was equal to 100% of the fair market value of the common stock on the date of grant, or August 6, 1998, October 8, 1998 and October 7, 1998 for each of Messrs. Chitre, Faubert and Hartung, respectively.

(6) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth the number of options exercised during the fiscal year ended May 31, 1999 and the number and value of unexercised options held by each of the named executive officers at May 31, 1999. Mr. Farley, Co-Chairman of the Board, has not been granted any stock options at his request.

                                                                                       VALUE OF UNEXERCISED
                                                                      NUMBER OF            IN-THE-MONEY
                                          SHARES                 UNEXERCISED OPTIONS         OPTIONS
                                         ACQUIRED      VALUE        AT FY-END (#)        AT FY-END ($)(2)
                                            ON        REALIZED      EXERCISABLE/           EXERCISABLE/
NAME                                    EXERCISE(#)    ($)(1)       UNEXERCISABLE         UNEXERCISABLE
----                                    -----------   --------   -------------------   --------------------
Sanjeev R. Chitre.....................        --            --      647,875/42,600                 $7,968/0
Richard J. Faubert....................        --            --      60,000/240,000       $217,500/870,000
Makoto Kouzuma........................    49,100      $565,134       62,197/67,899        $118,228/29,557
Ralph D. Hartung......................        --            --        7,810/23,430         $10,766/32,299
Roger K. Marach(3)....................    13,608      $226,619       38,647/32,267        $136,466/27,798
Robert R. Smith.......................        --            --       66,342/17,156        $581,040/13,899

---------------
(1) Value is based on the difference between the stock option exercise price and the closing price on the date such options were exercised, multiplied by the number of shares of common stock underlying such stock options.

(2) Value is based on the difference between the stock option exercise price and the closing price on May 31, 1999 of $13,125, multiplied by the number of shares of common stock underlying the stock options.

(3) Mr. Marach resigned from the company effective July 31, 1999.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation committee consists of Messrs. Bonke, Hill and Levy, with Mr. Bonke serving as chairman of the committee. The duties of the compensation committee are to provide a general review of the company's compensation and benefit plans to ensure that they meet corporate objectives. Specifically, the compensation committee, after consultation with senior management: (i) determines compensation for all officers of the company, (ii) grants awards to officers under the company's compensation and benefit plans, and (iii) adopts major company compensation policies and practices. The compensation committee met 5 times during fiscal 1999 and reviewed the compensation packages of all executive officers and determined appropriate bonuses and other compensation, including the granting of options to purchase common stock.

     The compensation committee's executive compensation policies are intended to enable the company to attract and retain qualified executives through a compensation program consisting of base salary, annual incentives and stock options. The level of compensation for the executive officers are generally intended to be competitive with those of other executives in similar positions and companies in the semiconductor equipment manufacturing business and other high technology-related companies, based upon the relative size of those companies and the scope of the executive's responsibilities. It is the company's policy to target both base salaries and stock option awards at a competitive level with this group. Annual incentive opportunities are set slightly above the competitive group. This competitive group of companies is similar to, but not identical to, those companies used in the Peer Group Index described on page 12 of this proxy statement.

     After determining the level of compensation for each executive officer as compared with such person's counterparts, the compensation committee weighs the individual's performance and considers such officer's contribution to the financial and other objectives of the company. The goals and objectives are established in advance of the performance period, and may reflect specific individual objectives for the officer, financial or other objectives for the company, or a combination of these factors. Among the criteria used by the company in making pay decisions both for salary actions and incentive awards are revenues, earnings, results of operations and special projects and the overall financial performance of the company from year to year. Further, the compensation committee may adjust awards to an individual based on the specific achievements of the individual officer.

     In fiscal 1999, the compensation committee reviewed each officer's performance evaluation and the recommendations of the Chief Executive Officer as to the achievements of the company's and individual officer's performance goals. Based upon these reviews, the compensation committee determined the annual compensation payments reflected in the Summary Compensation Table included in this proxy statement.

     The compensation committee also may grant executives and other employees stock options under the 1995 Stock Plan. The compensation committee believes that stock ownership by management encourages management to maximize share owner value. Stock options granted to executives and other employees of the company give optionees the right to purchase shares of the company's common stock. Generally, the compensation committee grants stock options based on a number of factors, including, but not limited to, competitive practice, the individual's position in the company, and the individual's performance and potential.

     The company intends, to the extent practicable, to preserve the deductibility under the Internal Revenue Code for all compensation paid to its executive officers while maintaining compensation programs to attract, retain and motivate the highly qualified executives needed by the company to operate successfully in a highly competitive marketplace.

     The compensation committee's basis for determining the compensation of Messrs. Makoto Kouzuma and Richard Faubert have been substantially the same as those referred to for the other executive officers of the company. In determining Mr. Kouzuma's annual compensation, the compensation committee that served during fiscal 1998 considered Mr. Kouzuma's extensive duties both with respect to the company and the Far East Joint Venture.

     The fiscal 1999 compensation committee considered the compensation packages for chief executives of comparable companies in similar industries in determining Mr. Faubert's salary package. Mr. Faubert's option grant received in fiscal 1999 at the start of his employment is also in line with other chief executives in the industry.

                             COMPENSATION COMMITTEE
                                Richard S. Hill
                                  Kenneth Levy
                            Neil R. Bonke, chairman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no transactions involving members of the compensation committee and the company.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the forty-three (through May 31, 1999) month cumulative total return on the common stock to the forty three month cumulative total returns on the Nasdaq Market Index and the Peer Group Index. This measurement period begins on the date the common stock began trading and ends on the last trading date of the company's last completed fiscal year. The company designs, develops, manufactures, markets and services chemical mechanical planarization, or CMP, systems used in the fabrication of semiconductor devices and other high throughput precision surface processing systems used in the fabrication of thin film memory disk media, semiconductor wafers and general industrial components. The Peer Group Index used by the company consists of eight companies that the company believes engage in a similar business and serve similar markets as that of the company. The companies in the Peer Group Index are as follows: Applied Materials Inc., FSI International, Inc., Lam Research Corp., Novellus Systems Inc., PRI Automation, Inc., Semitool Inc., and Silicon Valley Group, Inc. Previously, the Peer Group Index included IPEC, which was merged with SpeedFam effective April 6, 1999, and is, accordingly, not included in this year's Index.

     In the case of the Nasdaq Market Index and the Peer Group Index, a $100 investment made on October 10, 1995, and reinvestment of all dividends are assumed. In the case of the company, a $100 investment made on October 10, 1995, is assumed (the company paid no dividends in fiscal years 1996, 1997, 1998 or 1999).
[Stock Price Performance Line Graph]

                                                                                                              NASDAQ STOCK
                                                   SPEEDFAM-IPEC, INC.             PEER GROUP                 MARKET (U.S.)
                                                   -------------------             ----------                 -------------
10/10/95                                                 100.00                      100.00                      100.00
11/95                                                    143.26                      102.88                      108.04
11/96                                                    183.15                       80.67                      132.23
11/97                                                    230.34                      123.20                      164.64
11/98                                                    136.52                      132.08                      201.87
5/99                                                     117.98                      179.60                      255.90

                                PROPOSAL NO. 2:

 AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC,
                                      INC.

     The board recommends that shareholders approve a proposed amendment to the 1995 Stock Plan. This amendment will increase the initial grant of options to non-employee directors from an option to purchase 5,000 shares of common stock to an option to purchase 15,000 shares of common stock. Ongoing automatic annual grants to non-employee directors will not change from an annual option of 5,000 shares.

     The 1995 Stock Plan currently provides that a total of 3,300,000 shares of common stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded from time to time under the plan. As of September 1, 1999, a total of 840,304 shares of common stock were available for such purpose.

     SpeedFam-IPEC, Inc. management believes that this amendment will further promote the company's goal of attracting knowledgeable outside directors.

     The major provisions of the 1995 Stock Plan are described below:

          TERM. The 1995 Stock Plan became effective as of July 27, 1995 and has no fixed expiration date.

          ADMINISTRATION. The 1995 Stock Plan is administered by the compensation committee, which has the exclusive authority to make awards under the 1995 Stock Plan and to make all interpretations and determinations affecting the plan. No member of the compensation committee will be eligible to participate in the plan or may be awarded equity securities under the plan or any other plan of the company during the year prior to compensation committee service unless the plan (or any other such plan) and the award to comply with the applicable requirements of Rule 16b-3 under the Exchange Act. The plan and the grant of stock options to the directors pursuant to the plan have been structured to comply with the applicable requirements of Rule 16b-3.

          PARTICIPATION. Participation in the plan is limited to key officers and other employees of the company and any of its subsidiaries -- "Employees" -- and any member of the board who is not then an Employee or beneficial owner, either directly or indirectly, of more than 10% of the common stock -- an "Eligible Director." Eligible Directors are eligible to receive automatic grants of nonqualified stock options pursuant to the provisions of the plan. The proposed amendment to the 1995 Stock Plan would increase the initial automatic grants to Eligible Directors from an option to purchase 5,000 shares of common stock to an option to purchase 15,000 shares. The automatic annual grants to Eligible Directors will remain at 5,000 shares of common stock.

          TYPE OF AWARDS. Awards under the plan may be in the form of stock options (including incentive stock options -- ISOs -- which meet the requirements of Section 422 of the Internal Revenue Code, restricted shares and restricted units. The compensation committee may award stock appreciation rights in connection with any option granted under the plan, either at the time the option is granted or thereafter at any time prior to the exercise, termination or expiration of the option ("tandem right"), or separately ("freestanding right"). Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. However, the exercise price per share of common stock purchasable under any ISO and the option price of any stock appreciation right accompanying an ISO will not be less than 100% of the fair market value of a share of common stock on the date of grant of the ISO or stock appreciation right accompanying an ISO.

          SHARES AVAILABLE. As originally effective, no more than 1,000,000 shares of common stock could be issued under the plan (subject to adjustment as described below for stock splits, stock dividends, recapitalizations, mergers and other similar events). On October 8, 1998, shareholders approved an amendment which increased the maximum number of shares to 1,800,000. On April 6, 1999, in connection with the SpeedFam-IPEC merger, shareholders approved an amendment further increasing the maximum number of shares to 3,300,000. Generally, any shares of common stock which cease to be subject to purchase under a granted option, or any forfeiting restricted share or restricted units, will become available for subsequent awards under the plan.

          STOCK OPTIONS. The compensation committee will fix the term of all options granted to Employees under the plan; however, the term of ISOs may not exceed ten years from the grant date. The exercise price for any shares of common stock purchasable under an option granted to Employees will be determined by the compensation committee subject to adjustment as described below. The exercise price for any shares purchasable under an ISO will not be less than 100% of the fair market value of a share of common stock on the date the ISO is granted. The compensation committee may, in its discretion, accelerate the exercisability of any outstanding option, in whole or in part, at any time. The terms of nonqualified stock options granted to Eligible Directors, the exercise price for shares purchasable under such options and the date such options become exercisable are determined pursuant to the formula provision of the plan. However, each option granted either to an Employee or Eligible Director will become exercisable in full at the earliest of the death, eligible retirement or total disability of the option holder and may, in the discretion of the compensation committee, become exercisable in the event of an involuntary termination within three years of a change in control of the company. Each option shall be exercisable in full or in part, subject to certain requirements in the plan, by payment of the exercise price in cash or by surrender of shares already owned by the option holder.

          STOCK APPRECIATION RIGHTS. The compensation committee may grant stock appreciation rights in connection with any option granted under the plan, either as a tandem right or a freestanding right. Each tandem right is subject to the same terms and conditions as the related options. The exercise price of stock appreciation rights granted under the plan will be determined by the compensation committee; however, the exercise price of each stock appreciation right granted in connection with an ISO will not be less than 100% of the fair market value of a share of common stock on the date the ISO is granted. Upon exercise of an stock appreciation right, the holder will be entitled to receive the excess of the fair market value of a share of common stock over the exercise price of the stock appreciation right, payable in cash (unless otherwise determined by the compensation committee).

          RESTRICTED SHARES. The compensation committee will determine the terms, conditions and restrictions on which awards of shares of common stock may be made. The holder of such shares will generally have the rights of shareholders subject to the provisions of the plan. The compensation committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted share award will lapse upon the earliest to occur of the death, eligible retirement or total disability of the holder or a change in control of the company. Generally, all restricted shares and all rights with respect to such restricted shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be sold, transferred, assigned or pledged until they are delivered to the holder of the share award.

          RESTRICTED UNITS. The compensation committee is authorized to grant and to determine the terms, conditions and restrictions of any restricted unit awards. No shares of common stock will be issued at the time the award is made and the company will not be required to set aside funds for the payment of any such award. The compensation committee may at any time, in its sole discretion, waive the terms and conditions and/or shorten the restricted period established for any award. All restrictions with respect to a restricted unit award will lapse upon the earliest to occur of the death, eligible retirement or total disability of the holder or a change in control of the company. Restricted unit awards may be paid in cash or shares or any combination thereof.

          ADJUSTMENTS. The compensation committee may, at any time, in the event of any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of the company or similar corporate transaction or event affecting the common stock, in such manner as it deems equitable, adjust, among other things: (1) the limitation of shares that may be issued under the plan; (2) the number and class of shares that may be subject to stock options, restricted shares or restricted units that have not been issued; (3) the exercise price to be paid for unexercised stock options; and (4) the share value used to determine the amount of value of any award under the plan.

          TERMINATION AND AMENDMENT. The board may suspend, terminate, modify or amend the plan at any time, but if any such amendment requires shareholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Exchange Act, such amendment may not be effected without obtaining shareholder approval. The board may terminate the plan, but the terms of the plan will continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the plan may adversely affect the rights of an employee or eligible director under previously granted awards.

     The board has authorized, subject to shareholder approval, the proposed amendment to the plan.

     The shareholders are being asked to approve the amendment. The affirmative vote of at least a majority of the shares of common stock present or represented and voting at the annual meeting is required to approve the amendment to the plan. An abstention has the effect of a vote against the proposal.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1995 STOCK PLAN FOR EMPLOYEES AND DIRECTORS OF SPEEDFAM-IPEC, INC., WHICH WOULD INCREASE THE INITIAL AUTOMATIC OPTION GRANT TO ELIGIBLE DIRECTORS FROM AN OPTION TO PURCHASE 5,000 SHARES OF COMMON STOCK TO AN OPTION TO PURCHASE 15,000 SHARES OF COMMON STOCK.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the company has appointed KPMG LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the company and its subsidiaries for fiscal 2000. A representative of KPMG LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                             SHAREHOLDER PROPOSALS

     If a shareholder intends to present a proposal at the company's 2000 annual meeting of shareholders and desires that the proposal be included in the company's proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the company's principal executive offices not later than May 16, 2000. As to any proposal that a shareholder intends to present to shareholders without inclusion in the company's proxy statement for the company's 2000 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the company receives notice of the matter to be proposed not later than August 1, 2000. Even if proper notice is received on or prior to August 1, 2000, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

                                 OTHER MATTERS

     As of the date of this proxy statement, management knows of no matters to be brought before the meeting other than the matters referred to in this proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Richard J. Faubert
                                          Richard J. Faubert
                                          President and Chief Executive Officer

September 14, 1999

SPEEDFAM-IPEC, INC.
305 NORTH 54TH STREET
CHANDLER, ARIZONA 85226-2416

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard J. Faubert and J. Michael Dodson, and each of them, with full power of substitution, Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of SpeedFam-IPEC, Inc. held of record by the undersigned on September 1, 1999 at the Annual Meeting of Shareholders to be held on October 15, 1999, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERTY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S NOMINEE AND "FOR" PROPOSAL 2.





            # DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED #




                    SPEEDFAM-IPEC, INC. 1999 ANNUAL MEETING

1. ELECTION OF DIRECTORS: 1-SANJEEV R. CHITRE  2-JAMES N. FARLEY  3-MAKOTO KOUZUMA     [ ]FOR all             [ ] WITHHOLD AUTHORITY
   (terms expiring at the 4-RICHARD J. FAUBERT 5-NEIL R. BONKE    6-WILLIAM J. FRESCHI    nominees listed to      to vote for all
   2000 Annual Meeting    7-RICHARD S. HILL    8-KENNETH LEVY     9-ROGER D. MCDANIEL     the left (except as     nominees listed
                                                                                          specified below).       to the left.

                                                        ________________________
(Instructions: To withhold authority to vote for        |                      |
any indicated nominee, write the number(s)  ----------> |                      |
of the nominee(s) in the box provided to the right).    |______________________|

2. To approve an amendment to the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC, Inc. to increase the initial automatic option grant to eligible directors from an option to purchase 5,000 shares of
   SpeedFam-IPEC, Inc. common stock to an option to purchase 15,000 shares.
   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                     DATE _______________               NO. OF SHARES

Address Change?                       __________________________________________
Mark Box      [ ] Name Change? [ ]    |                                        |
Indicate changes below:               |                                        |
                                      |                                        |
                                      |________________________________________|

                                     SIGNATURE(S) IN BOX
                                     Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.